PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 4 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                            March 31, 1998
                                                                Rule 424(b)(3)
                                  $9,000,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


                   1% EXCHANGEABLE NOTES DUE APRIL 15, 2005


                  Exchangeable For Shares of Common Stock of
                      Six Telecommunications Corporations


               The 1% Exchangeable Notes due April 15, 2005 (the "Notes"), are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Dean Witter & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes." The Notes will bear interest at the rate of 1% per annum (the "Stated Coupon Rate") payable semi-annually on April 15 and October 15 of each year (each an "Interest Payment Date") commencing October 15, 1998. The issue price of each Note will be $1,000 (the "Issue Price"). The Notes are issued in minimum denominations of $1,000 and will mature on April 15, 2005.

               On any Exchange Date (as defined herein), the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Note for a basket (the "Basket") of the common stocks of six telecommunications corporations (the "Basket Corporations") listed herein (collectively the "Basket Stocks" and individually a "Basket Stock"), subject to the Company's right to pay cash in lieu of delivering such Basket Stocks, as described below. The Basket consists of a fixed number of shares of each Basket Stock (each such number an "Exchange Ratio") calculated on the date of pricing so that each Basket Stock constitutes an assigned percentage of the Initial Basket Value. The Initial Basket Value has been set to equal $843.88 per Note based on the Market Prices of the Basket Stocks on the date hereof. See "Basket Stocks" in this Pricing Supplement. The Company may at its option upon the exchange of any Note pay cash in an amount for each $1,000 principal amount of such Note equal to the sum of the products of the Market Price of each Basket Stock and the Exchange Ratio for such Basket Stock, each as determined by the Calculation Agent on the Exchange Date (the "Basket Value") in lieu of delivering the Basket Stocks. The Exchange Ratio with respect to any Basket Stock will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket" in this Pricing Supplement. An Exchange Date will be any Trading Day (as defined herein) that falls during the period beginning July 6, 1998 and ending on the day prior to the earliest of the Maturity Date, the Call Date (as defined below) and, in the event of a call for cash as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

               On or after April 1, 2001, the Company may call the Notes, in whole but not in part, for mandatory exchange into the Basket Stocks at their respective Exchange Ratios; provided that, if the Basket Value (as defined herein) as determined on the Trading Day immediately prior to the Company Notice Date is less than the Call Price (as defined herein) for such Company Notice Date, the Company will pay such applicable Call Price in cash on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company. If the Notes are so called for mandatory exchange, the Basket Stocks or cash to be delivered to holders of Notes will be delivered on the Call Date.

               The Basket Corporations are neither affiliated with the Company nor involved in this offering of the Notes. See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for the Basket Stocks.

               The Company will cause the Basket Value and any adjustments to the Exchange Ratios to be determined by the Calculation Agent for The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-6 and PS-7 herein.

               The Notes have been approved for listing on the American Stock Exchange, Inc. ("AMEX"), subject to official notice of issuance. The AMEX symbol for the Notes is "TBB.A." It is not possible to predict whether the Notes will trade in the secondary market or if such market will be liquid or illiquid.


                                --------------

                        PRICE 100% AND ACCRUED INTEREST

                                --------------


                       Price to Public(1)        Agent's Commissions(2)          Proceeds to Company(1)
                       ------------------        ----------------------          ----------------------
Per Note..........                  100%                        .25%                          99.75%
Total.............           $9,000,000                      $22,500                      $8,977,500

(1) Plus accrued interest, if any, from April 7, 1998.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                          MORGAN STANLEY DEAN WITTER


                     (This page intentionally left blank)


   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BASKET STOCKS. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE BASKET STOCKS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" IN THIS PRICING SUPPLEMENT AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $9,000,000

Maturity Date.................   April 15, 2005

Stated Coupon Rate............   1% per annum

Interest Payment Dates........   April 15 and October 15, beginning October
                                 15, 1998

Specified Currency............   U.S. Dollars

Issue Price...................   $1,000

Original Issue Date
(Settlement Date).............   April 7, 1998

CUSIP.........................   617446CX5

Book Entry Note or
Certificated Note..............  Book Entry, DTC

Senior Note or Subordinated
Note...........................  Senior

Minimum Denominations.........   $1,000

Agent.........................   Morgan Stanley & Co. Incorporated

Trustee.......................   The Chase Manhattan Bank

Initial Basket Value..........   $843.88.  Based on the Market Prices (as
                                 defined below) of the Basket Stocks on the date of this Pricing Supplement, the Exchange
                                 Ratios have been initially set so that the Basket Value on such date equals the Initial
                                 Basket Value.

Basket Value..................   The Basket Value, for any day, will equal the
                                 sum of the products of the Market Prices and the applicable Exchange Ratios for each Basket Stock, each determined as of such date by the Calculation Agent.

Basket .......................   The basket is a weighted portfolio of the six
                                 Basket Stocks.  See "Basket Stocks" below.

Basket Stocks.................   The following table sets forth the Basket
                                 Stocks, the percentage of the Initial Basket
                                 Value represented by each Basket Stock, the initial Market Price of each Basket Stock as of the date of this Pricing Supplement, the Exchange Ratio of each Basket Stock as of the date of this Pricing Supplement and the initial value of each Basket Stock as of the date of this Pricing Supplement:

                                                   Percent
                                                 Represented           Initial
                                                  in Initial            Stock               Exchange         Initial
Issuer of Basket Stock               Ticker      Basket Value           Price                Ratio            Value
----------------------               ------      ------------          -------              --------         -------
Ascend Communications, Inc.
  ("Ascend") ...................      ASND           20%                $37.9375             4.4488         $168.7764
Telefonaktiebolaget LM
  Ericsson ("Ericsson").........     ERICY           10%                $47.5625             1.7743          $84.3901
Lucent Technologies Inc.
  ("Lucent")....................       LU            20%               $127.875              1.3199         $168.7822
Nokia Corporation
  ("Nokia") ADR "A".............      NOK.A          10%               $107.9375             0.7818          $84.3855
Tellabs, Inc. ("Tellabs").......      TLAB           20%                $67.1875             2.5120         $168.7750
WorldCom, Inc.
  ("WorldCom")..................      WCOM           20%                $43.0625             3.9193         $168.7749

                                 The Exchange Ratio of each Basket Stock
                                 indicates the number of shares of such Basket Stock, given the Market Price of such Basket Stock, required to be included in the calculation of the Initial Basket Value so that each Basket Stock represents the percentage of the Initial Basket Value as assigned to it in the table above as of the date of this Pricing Supplement. The respective Exchange Ratios will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket."

Exchange Right................   On any Exchange Date, subject to a prior call
                                 of the Notes for cash in an amount equal to the Call Price by the Company as described under "Company Exchange Right" below, the holders of Notes will be entitled upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m.
                                 New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for a number of shares of each Basket Stock equal to the Exchange Ratio for such Basket Stock, subject to adjustment as described under "Adjustments to the Exchange Ratios and the Basket" below. Upon any such exchange, the Company may, at its sole option, deliver such Basket Stocks or pay an amount in cash equal to the Basket
                                 Value on the Exchange Date, as determined by the Calculation Agent, in lieu of delivering such Basket Stocks. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.
                                 Upon any exercise of the Exchange Right, holders of such exchanged Notes shall not be entitled to receive accrued but unpaid interest thereon. If any Notes are exchanged after a record date for the payment of interest and prior to the next succeeding
                                 Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment
                                 Date on the principal amount so exchanged.
                                 References to payment "per Note" refer to each $1,000 principal amount of any Note.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such Basket
                                 Stocks or cash to the Trustee for delivery to the holders.

No Fractional Shares .........   If upon any exchange of the Notes the Company
                                 chooses to deliver the Basket Stocks, the Company will pay cash in lieu of delivering fractional shares of any Basket Stocks in an amount equal to the corresponding fractional
                                 Market Price of such Basket Stock as
                                 determined by the Calculation Agent on such Exchange Date.

Exchange Ratios...............   The Exchange Ratios set forth under "Basket
                                 Stocks" above are subject to adjustment for certain corporate events. See "Adjustments to the Exchange Ratios and Basket" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning July 6, 1998 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for cash as described under "Company Exchange Right" below, the Company
                                 Notice Date.

Company Exchange Right .......   On or after April 1, 2001, the Company may
                                 call the Notes, in whole but not in part, for mandatory exchange into the Basket Stocks at the applicable Exchange Ratios; provided that, if the Basket Value on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the Call Price the Company will pay such Call Price in cash on the Call Date. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the Exchange
                                 Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call Price), the Basket Stocks or cash to be delivered to holders of Notes will be delivered on the Call
                                 Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. The
                                 Company shall, or shall cause the Calculation
                                 Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to the holders.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for cash by the Company) holders of the Notes will continue to be entitled to exercise the Exchange Right and receive any amounts described under "Exchange Right" above.

Company Notice Date...........   Any Trading Day on which the Company issues
                                 its notice of mandatory exchange which must be 30 to 60 days prior to any Trading Day on or after April 1, 2001.

Call Price....................   $1,000 per Note.

Market Price..................   If a Basket Stock is listed on a national
                                 securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of such Basket Stock on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal
                                 United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day.
                                 If the last reported sale price is not
                                 available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.
                                 The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day on which trading is generally conducted
                                 on the New York Stock Exchange ("NYSE"), the
                                 AMEX, the NASDAQ National Market ("NASDAQ
                                 NMS"), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, as determined by the Calculation Agent.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratios and the Basket" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 All percentages resulting from any
                                 calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts used in or resulting from such
                                 calculation except for the Basket Value will be rounded to the nearest one hundredth of a cent with five one thousandths of a cent being rounded upwards (e.g., $.09875 would be rounded to $.0988). The Basket Value will be rounded up to the nearest cent with one-half cent being rounded upwards.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The yield to maturity is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the Basket Stocks, including, but not limited to, the volatility of the Basket Stocks, the dividend rate on the Basket Stocks, market interest and yield rates and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of the Basket Stocks depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Market Prices of the Basket Stocks above the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Prices of the Basket Stocks are below, equal to or not sufficiently above the Initial Market Price. The historical Market Prices of the Basket Stocks should not be taken as an indication of the Basket Stocks' future performance during the term of any Note.

                                 The Company is not affiliated with any of the issuers of the Basket Stocks and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning any of the issuers of the Basket Stocks, corporate events of any of the issuers of the Basket Stocks, including those described below in "Adjustments to the Exchange Ratios and the Basket," are beyond the Company's ability to control and are difficult to predict.

                                 None of the issuers of the Basket Stocks are involved in the offering of the Notes and have any obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason.
                                 None of the issuers of the Basket Stocks will receive any of the proceeds of the offering of the Notes made hereby and are responsible for, and have participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratios that may influence the determination of the Basket Value or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratios and the Basket" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.


Adjustments to the Exchange
Ratios and the Basket.........   The Exchange Ratio with respect to any Basket
                                 Stock and the Basket will be adjusted as follows:

                                 1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio applicable to such Basket Stock will be adjusted to equal the product of the number of shares issued with respect to one share of such Basket Stock and the prior Exchange Ratio.

                                 2. If a Basket Stock is subject to a stock dividend (issuance of additional shares of the Basket Stock) that is given ratably to all holders of shares of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio applicable to such Basket
                                 Stock will be adjusted so that the new
                                 Exchange Ratio shall equal the former
                                 Exchange Ratio plus the product of (i) the number of shares of such Basket Stock issued with respect to one share of such Basket
                                 Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratios to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Market Price of such Basket Stock on the Trading Day preceding the ex- dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio, and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.
                                 The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A Distribution on a Basket Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio for such Basket Stock pursuant to paragraph 6.

                                 4. If the issuer of a Basket Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Basket Stock will continue to be included in the Basket so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer of such Basket Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero in connection with the calculation of the Basket Value for so long as no Market Price is available, and no attempt will be made to find a replacement stock or increase the Basket Value to compensate for the deletion of such Basket Stock.

                                 5. If there occurs any reclassification or change of a Basket Stock, or if an issuer of a Basket Stock has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of any of the issuers of Basket Stocks as an entirety or substantially as an entirety, in each case as a result of which the holders of a Basket Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Basket Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of shares of stock, other securities or other property or assets that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for Basket Stock immediately prior to any such corporate event. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Basket Stock (other than in a transaction described in paragraph 5 above), then such new equity securities will be added to the Basket as a new Basket Stock, unless the Market Price of such new equity securities cannot be determined using the procedures described above under "Market Price." The Exchange Ratio for such new Basket Stock will equal the product of the original Exchange Ratio for the Basket Stock for which the new Basket Stock is being issued (the "Initial Basket Stock") and the number of shares of the new Basket Stock issued with respect to one share of the Initial Basket Stock.

                                 No adjustments to any Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to any Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of a Basket Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratios and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratios upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to any Basket Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred:  (1)
                                    a limitation on the hours or number of
                                    days of trading will not constitute a
                                    Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                    (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension or material limitation of trading (4) a suspension of trading in an options contract on any Basket Stock by the primary securities market for trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to such Basket Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to such Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case
of an Event of Default........   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co, as Calculation Agent, and shall be equal to the Issue Price of a Note and any accrued interest at the Stated Coupon Rate to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Issuer in accordance with the Exchange
                                 Right or (y) the Issuer has called the Notes, other than a call for cash, in accordance with the Company Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Basket Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Call Price. See "Call Price" above.

Basket Stocks;
Public Information............   Each of the six issuers of Basket Stocks is
                                 registered under the Exchange Act. Companies with securities registered under the Exchange
                                 Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by each of the issuers pursuant to the Exchange
                                 Act of 1934 can be located by reference to its respective Commission file number. In addition, information regarding each of the issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 Ascend develops, manufactures and sells wide area networking solutions for telecommunications carriers, internet service providers and corporation customers worldwide, and its Commission file number is 0-23774.

                                 Ericsson provides advanced systems and
                                 products for wired and mobile
                                 telecommunications in public and private networks, and its Commission file number is 0-12033.

                                 Lucent designs, develops, manufactures and services systems and software which enable network operators to provide wireline and wireless access, local, long distance and international voice, data and video services and cable television service, and its Commission file number is 1-11639.

                                 Nokia is a leading international supplier of telecommunications systems and equipment, and its Commission file number is 1-13202.

                                 Tellabs designs, manufactures, markets and services voice, data and video transport and network access systems that are used worldwide, and its Commission file number is 0-9692.

                                 WorldCom is one of the largest long distance telecommunications companies in the United States and its Commission file number is 0-11258.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 THE BASKET STOCKS OR OTHER SECURITIES OF THE
                                 ISSUERS OF THE BASKET STOCKS. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT
                                 REGARDING ANY OF THE ISSUERS OF THE BASKET
                                 STOCKS ARE DERIVED FROM THE PUBLICLY
                                 AVAILABLE DOCUMENTS DESCRIBED IN THE
                                 PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO ANY OF THE ISSUERS OF THE BASKET STOCKS IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY
                                 OTHER PUBLICLY AVAILABLE INFORMATION
                                 REGARDING ANY OF THE ISSUERS OF THE BASKET
                                 STOCKS ARE ACCURATE OR COMPLETE.
                                 FURTHERMORE, THERE CAN BE NO ASSURANCE THAT
                                 ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE
                                 PRECEDING PARAGRAPH) THAT WOULD AFFECT THE
                                 TRADING PRICES OF THE BASKET STOCKS (AND
                                 THEREFORE THE INITIAL MARKET PRICES AND THE
                                 EXCHANGE RATIOS) HAVE BEEN PUBLICLY
                                 DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING
                                 ANY OF THE ISSUERS OF THE BASKET STOCKS COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE
                                 DATE OR CALL DATE WITH RESPECT TO THE NOTES
                                 AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE BASKET STOCKS.

                                 The Company or its affiliates may presently or from time to time engage in business with one or more of the issuers of the Basket Stocks including extending loans to, or making equity investments in, one or more of the issuers of the Basket Stocks or providing advisory services to one or more of the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to one or more of the issuers of the Basket Stocks and, in addition, one or more affiliates of the Company may publish research reports with respect to one or more of the issuers of the Basket Stocks. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of the issuers of the Basket Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information........   The following table sets forth the high and
                                 low Market Prices of each Basket Stock during 1995, 1996, 1997 and during 1998 through
                                 March 31, 1998.  The Market Price of each
                                 Basket Stock on March 31, 1998 is set forth in the table under "Basket Stocks" above. The
                                 Market Prices listed below were obtained from Bloomberg Financial Markets. The Company believes all such information to be accurate.
                                 The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given that the price of the Basket Stocks will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                          Dividends
Ascend                            High          Low       per Share
------                            ----          ---       ---------
(CUSIP # 043491109)
1995
  First Quarter........          12 3/16       9 1/8          --
  Second Quarter.......          12 7/16       7 7/8          --
  Third Quarter........          11 1/8        8 5/16         --
  Fourth Quarter.......           9 1/4        5 11/16        --
1996
  First Quarter........               9        5 7/16         --
  Second Quarter.......           9 1/14       6 1/2          --
  Third Quarter........           7 3/16           5          --
  Fourth Quarter.......           7 5/16       5 3/8          --
1997
  First Quarter........           7 5/16       5 1/16         --
  Second Quarter.......           6 1/2        5 1/4          --
  Third Quarter........          31 5/8        5 7/8          --
  Fourth Quarter.......          26 7/16      16 3/8          --
1998
  First Quarter........          24 3/4       12 5/16         --


                                 Historical prices have been adjusted for three 2 for 1 stock splits of Ascend stock, which became effective in the second quarter of 1995, the third quarter of 1995 and the fourth quarter of 1995, respectively.


                                                          Dividends
Ericsson                           High         Low       per Share
--------                           ----         ----      ---------
(CUSIP # 294821400)
1995
  First Quarter........          15 11/64     12 59/64        --
  Second Quarter.......          19 13/64     15 1/32      $0.1776
  Third Quarter........          24 23/32     17 49/64        --
  Fourth Quarter.......          23 7/8       18              --
1996
  First Quarter........          23           18 1/4          --
  Second Quarter.......          23 3/16      18 5/8       $0.2554
  Third Quarter........          25 9/16      18 13/16        --
  Fourth Quarter.......          31 1/2       25 1/2          --
1997
  First Quarter........          36           29 3/4          --
  Second Quarter.......          40 1/2       29 9/16      $0.324
  Third Quarter........          48 3/16      38 9/16         --
  Fourth Quarter.......          49 15/16     34 11/16        --
1998
  First Quarter........          48 3/8       34 13/16        --

                                 Historical prices have been adjusted for one
                                 4 for 1 stock split of Ericsson stock, which became effective in the second quarter of 1995, and for a rights issuance in the fourth quarter of 1995 whereby one right was issued for each American depositary receipt ("ADR") held and each right entitled the holder to purchase one ADR for 90 Swedish Krona.

                                                           Dividends
Lucent                             High          Low       per Share
------                             ----          ---       ---------
(CUSIP # 549463107)
1996
  Second Quarter.......           39 1/8        30 5/8        --
  Third Quarter........           45 7/8        33 7/8      $0.075
  Fourth Quarter.......           52 1/2        43          $0.075
1997
  First Quarter........           59 5/8        45 1/4      $0.075
  Second Quarter.......           73 1/8        50 1/4      $0.075
  Third Quarter........           88 11/16      73 7/16     $0.075
  Fourth Quarter.......           89            72 15/16    $0.075
1998
  First Quarter........          127 7/8        74 3/4      $0.075

                                 Lucent made an intial public offering of its stock on April 4, 1996. Historical prices have been adjusted for one 2 for 1 stock split of Lucent stock which became effective in the first quarter of 1998.

                                                            Dividends
Nokia                               High          Low       per Share
-----                               ----          ---       ---------
(CUSIP # 654902204)
1995
  First Quarter........           40 11/16      35 9/16        --
  Second Quarter.......           60 3/8        36 15/16    $0.5823
  Third Quarter........           76 3/8        59 1/2         --
  Fourth Quarter.......           68 7/8        32 3/4         --
1996
  First Quarter........           40            34             --
  Second Quarter.......           43 1/2        31 3/4      $0.6330
  Third Quarter........           45            32 3/4         --
  Fourth Quarter.......           58 3/4        44             --
1997
  First Quarter........           67 1/8        56 1/2         --
  Second Quarter.......           75 5/16       56 1/8      $0.6866
  Third Quarter........           93 13/16      72 3/4         --
  Fourth Quarter.......          101 3/4        64 1/2         --
1998
  First Quarter........          108            68 1/8         --


                                 Historical prices have been adjusted for one
                                 2 for 1 stock split of Nokia stock, which became effective in the second quarter of 1995.

                                                            Dividends
Tellabs                            High           Low       per Share
-------                            ----           ---       ---------
(CUSIP # 879664100)
1995
  First Quarter........           15 3/4        11 31/32       --
  Second Quarter.......           24 1/16       14 3/16        --
  Third Quarter........           25 1/2        20 1/2         --
  Fourth Quarter.......           21            15 1/2         --
1996
  First Quarter........           25 7/8        16 1/2         --
  Second Quarter.......           33 7/16       24 1/4         --
  Third Quarter........           37 1/2        26 3/8         --
  Fourth Quarter.......           45 1/4        34 7/16        --
1997
  First Quarter........           45 7/8        34 1/8         --
  Second Quarter.......           57 7/16       34             --
  Third Quarter........           63            51 1/2         --
  Fourth Quarter.......           58 5/8        45 1/8         --
1998
  First Quarter........           68 3/4        45 13/16       --

                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of Tellabs stock, which became effective in the second quarter of 1995 and the fourth quarter of 1996, respectively.

                                                           Dividends
WorldCom                           High           Low      per Share
--------                           ----           ---      ---------
(CUSIP # 879664100)
1995
  First Quarter........           12 7/8         9 11/16       --
  Second Quarter.......           13 5/8        11 11/16       --
  Third Quarter........           16 15/16      13 1/2         --
  Fourth Quarter.......           17 5/8        15 5/32        --
1996
  First Quarter........           23            16 1/2         --
  Second Quarter.......           27 11/16      21 3/4         --
  Third Quarter........           28            18 5/8         --
  Fourth Quarter.......           26 1/16       21 5/8         --
1997
  First Quarter........           27 1/2        22             --
  Second Quarter.......           32            21 7/8         --
  Third Quarter........           37            29 15/16       --
  Fourth Quarter.......           38 1/16       28 15/16       --
1998
  First Quarter........           44 7/16       28 13/16       --


                                 Historical prices have been adjusted for one
                                 2 for 1 stock split of WorldCom stock which became effective in the second quarter of 1996.


                                 The Company makes no representation as to the amount of dividends, if any, that any of the issuers of the Basket Stocks will pay in the future. In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries and others, hedged its anticipated exposure in connection with the Notes by taking positions in the Basket Stocks and other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the prices of the Basket Stocks. Purchase activity could potentially have increased the prices of the Basket Stocks, and therefore effectively have increased the levels to which the Basket Stocks must rise before a holder of a Note would receive more than the accreted principal amount on any Exchange Date or Call Date. Although the Company has no reason to believe that its hedging activity had a material impact on the prices of the Basket Stocks or such options, there can be no assurance that the Company did not, or in the future will not, affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge positions throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging.

United States Federal
Taxation......................   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an annual rate of 6.1%, compounded semi-annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupon payments and an additional projected amount due at maturity, equal to $1,443,89.

                                 THE COMPARABLE YIELD AND THE PROJECTED
                                 PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY
                                 PURPOSE OTHER THAN THE DETERMINATION OF
                                 UNITED STATES HOLDERS' INTEREST ACCRUALS AND
                                 ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES
                                 AND DO NOT CONSTITUTE A REPRESENTATION
                                 REGARDING THE ACTUAL AMOUNTS OF THE PAYMENTS
                                 ON A NOTE.


                                                                       ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                            Dated:  [On or after July 6, 1998]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due April 15, 2005 (Exchangeable for Shares of Common Stock of Six Telecommunications Corporations (the "Basket Stocks")) of Morgan Stanley Dean Witter & Co. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) April 14, 2005, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 4 dated March 31, 1998 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Basket Stocks or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                        Very truly yours,


                                        _______________________________________
                                        [Name of Holder]


                                        By:____________________________________
                                        [Title]


                                        _______________________________________
                                        [Fax No.]


                                        $_______________________________________
                                        Principal Amount of Notes surrendered
                                        for exchange
Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:____________________________________
       Title:

Date and time of acknowledgment________